Exhibit 10.11

PERSONAL AND CONFIDENTIAL

January 9, 2017

Dear David,

Flywire Corp. (the “Company”) is pleased to offer you the full-time position of Vice President, Engineering, reporting to Yung Nguyen, EVP of Product & Engineering. We are excited about the prospect of you joining our team, and look forward to the addition of your experience and enthusiasm to help the Company achieve its goals. Your anticipated start date is January 16th, 2018.

Your base salary will be paid at an initial rate of $200,000.00 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. You will be eligible to participate in benefits programs that may be adopted by the Company in the future to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure. Your variable compensation or bonus will be as a function of your personal and the company performance. This bonus will be set to be annually $50,000.00 and will be paid following performance reviews on a yearly basis. Due to the other performance related incentives related to the acquisition, this variable bonus will not go into effect until calendar year 2019.

As further consideration, Flywire will extend a one-time sign on bonus of $534,820 to be paid within 30 days of your start date, which will be subject to applicable federal and state withholdings.

All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. By signing below, you hereby confirm that the performance of your position at the Company does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company).

This offer is contingent upon successful completion of a background check. You will also be required to sign a Confidentiality and Assignment Agreement as a condition of your employment with the Company which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of Company proprietary information.

This letter contains the final, total and complete agreement between you and the Company regarding your employment status and how your employment may be terminated. Even though your job duties, title, reporting relationships, compensation and benefits, as well as the Company’s

Flywire | 141 Tremont Street. 9th Floor | Boston, MA 02111, USA | 1.800.346.9252 | flywire.com

personnel policies and procedures, may be changed by the Company, at its option, from time to time during your tenure here, neither you nor the Company can change the “at-will” nature of your employment, absent a written contract signed by an officer of the Company.

This offer of employment will terminate if it is not accepted, signed and returned to my attention (mike@flywire.com) by January 12, 2018. We truly look forward to working with you and building Flywire into an outstanding company.

Sincerely,

/s/ Michael Massaro
Michael Massaro
CEO

I have read and accepted this employment offer:

/s/ David King
David King

01/11/2018
Date

Flywire | 141 Tremont Street. 9th Floor | Boston, MA 02111, USA | 1.800.346.9252 | flywire.com